Contact: Neenah Paper, Inc.
Bill McCarthy
Vice President - Financial Planning & Analysis and Investor Relations
678-518-3278

Neenah Completes Purchase of Coldenhove

ALPHARETTA, GEORGIA - November 1, 2017 (NYSE:NP) - Neenah Paper, Inc. (“Neenah” or the “Company”) announced today that it had completed the previously announced purchase of the outstanding equity of W.A. Sanders Coldenhove Holding B.V. ("Coldenhove"). Coldenhove is a specialty materials manufacturer based in the Netherlands, with a leading position in digital transfer media and other technical products.
Upon closing, the Company made a cash payment of approximately $45 million. The payment was financed through almost $14 million of available cash on hand, with the balance from incremental borrowing against the Company’s existing global revolving credit facility. Interest rates on the additional short term debt were under two percent.

About Neenah
Neenah is a leading global specialty materials company, focused on premium niche markets that value performance and image. Key products and markets include advanced filtration media, specialized performance substrates used for tapes, labels and other products, and premium printing and packaging papers. The company is headquartered in Alpharetta, Georgia and its products are sold in over 80 countries worldwide from manufacturing operations in the United States, Germany and the United Kingdom. Additional information can be found at the company's web site, www.neenah.com.